Exhibit J

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

FINANCE OF AMERICA COMPANIES INC.

AND

THE PURCHASER ENTITIES LISTED ON SCHEDULE A HERETO

Dated as of December 6, 2022

i

EXHIBITS

Exhibit A – Definitions

SCHEDULES

Schedule A — List of Purchaser Entities

ii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT dated as of December 6, 2022 (this “Agreement”) is by and between Finance of America Companies, Inc., a Delaware corporation (the “Company”), and the Purchaser Entities listed on Schedule A (each, a “Purchaser Entity”, and, collectively, the “Purchaser”). Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A.

RECITALS

WHEREAS, contemporaneously with the execution of this Agreement, Finance of America Reverse LLC, a Delaware limited liability company and a subsidiary of the Company (“FAR”), is entering into the Asset Purchase Agreement, the MSR Purchase Agreement and the Mortgage Loan Purchase Agreement, with, among others, American Advisors Group, a California corporation (“AAG”), pursuant to which, on the terms and subject to the conditions set forth therein, FAR will purchase certain assets and liabilities of AAG (the “Acquisition”);

WHEREAS, in connection with, and subject to the consummation of, the Acquisition, the Purchaser desires to purchase from the Company, and the Company desires to issue, sell, transfer and deliver to the Purchaser, the Purchased Shares (as defined below) in consideration of the payment of the Purchase Price (as defined below) by or on behalf of the Purchaser to the Company, on the terms and subject to the conditions set forth herein;

WHEREAS, contemporaneously with the execution of this Agreement, the Company is entering into a Stock Purchase Agreement (as amended, supplemented or otherwise modified from time to time, the “Other Stock Purchase Agreement”) with Libman Family Holdings, LLC, a Connecticut limited liability company (the “Other Purchaser”), pursuant to which, on the terms and subject to the conditions set forth therein, the Other Purchaser will purchase from the Company, and the Company will issue, sell, transfer and deliver to the Other Purchaser, 10,869,566 shares of Class A Common Stock in consideration of the payment of an aggregate purchase price of $15,000,000 by or on behalf of the Other Purchaser to the Company;

WHEREAS, a special committee of the Board of Directors consisting only of independent and disinterested directors (the “Special Committee”) has (i) determined that the transactions contemplated by this Agreement and the Other Stock Purchase Agreement are in the best interests of the Company and its stockholders (other than the Purchaser, the Other Purchaser and any of their respective Affiliates), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the Other Stock Purchase Agreement and the consummation of the transactions contemplated herein and therein and (iii) recommended that the Board of Directors approve and declare advisable the execution, delivery and performance of this Agreement and the Other Stock Purchase Agreement and the consummation of the transactions contemplated herein and therein; and

WHEREAS, the Board of Directors, based on the recommendation of the Special Committee, has (i) determined that the transactions contemplated by this Agreement and the Other Stock Purchase Agreement are in the best interests of the Company and its stockholders, and (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the Other Stock Purchase Agreement and the consummation of the transactions contemplated herein and therein.

In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF PURCHASED SHARES

Section 1.1 Purchase and Sale. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Purchaser Entities shall purchase, and the Company shall issue, sell, transfer and deliver to the Purchaser Entities, 10,869,566 shares of Class A Common Stock (the “Purchased Shares”) in consideration of the payment by or on behalf of the Purchaser Entities of an aggregate purchase price of $15,000,000 (the “Purchase Price”); provided, that the Purchaser Entities shall allocate among themselves, at their sole discretion and upon notice to the Company no less than 3 Business Days prior to Closing, the number of Purchased Shares that each of the Purchaser Entity shall purchase from the Company (which in no event may be greater than the Purchased Shares).

Section 1.2 Closing.

(a) On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the issuance, sale, purchase, transfer and delivery of the Purchased Shares (the “Closing”) shall take place on the Closing Date remotely via the exchange of final documents and signature pages (or such other date, time and place as is mutually agreed to by the Company and the Purchaser), and upon confirmation that all of the conditions set forth in Article V have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at the Closing). “Closing Date” has the meaning ascribed thereto in the Asset Purchase Agreement.

(b) At the Closing, upon receipt by the Company of payment of the Purchase Price by or on behalf of the Purchaser to the Company by wire transfer of immediately available funds to an account designated in writing by the Company, the Company will deliver to the Purchaser evidence reasonably satisfactory to the Purchaser of the issuance of the Purchased Shares in the name of the Purchaser (or its nominee).

(c) At the Closing, each Purchaser Entity shall deliver to the Company a duly executed, valid, accurate and properly completed Internal Revenue Service (“IRS”) Form W-9 certifying that the Purchaser is a U.S. person.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as of date hereof and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that, except as set forth in the SEC Documents filed by the Company with the SEC, and publicly available, after November 5, 2020 and prior to the date hereof (other than any disclosures set forth in the “Risk Factors” or “Forward-Looking Statements” sections or similarly captioned sections of any such filings (it being acknowledged that nothing disclosed in the SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Sections 2.2, 2.4, 2.7 and 2.8)):

Section 2.1 Organization and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, partnership or other entity validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation (as applicable) and has all requisite corporate, limited liability company, partnership or other entity power and authority to own or lease its assets, rights and properties and to carry on its business as presently conducted and as presently proposed to be conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, limited liability company, partnership or other entity in each jurisdiction wherein the character of its assets, rights or property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True, correct and complete copies of the Company’s governing documents are included in the SEC Documents.

Section 2.2 Authorization; No Conflicts.

(a) The Company has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the due authorization, issuance, sale, transfer and delivery of the Purchased Shares. This Agreement has been duly executed and delivered by the Company. Assuming due execution and delivery thereof by the Purchaser, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) Assuming that each of the consents, approvals, authorizations and filings contemplated by Section 2.3 have been obtained or made, as applicable, and assuming the receipt of any required approval of the stockholders of the Company, the authorization (but only to the extent such approval is required by applicable Law), execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the issuance of the Purchased Shares, does not and will not: (i) violate or result in the breach of any provision of the Certificate of Incorporation or Bylaws of the Company; or (ii) in each case except to the extent that such violation or result has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) (i) violate or result in the breach of any provision of the organizational documents of any of the Company’s Subsidiaries, (B) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Company or any of its Subsidiaries or any mortgage, loan or credit agreement, indenture, bond, note, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract; (C) violate any provision of, constitute a breach of, or default under, any Laws applicable to the Company or any of its Subsidiaries; or (D) result in the creation of any lien upon any assets, rights or properties of the Company or any of its Subsidiaries or the suspension, revocation or forfeiture of any franchise, permit or license granted by a Governmental Entity to the Company or any of its Subsidiaries, other than liens under federal or state securities Laws or liens created by Purchaser.

Section 2.3 Government Approvals. No consent, approval or authorization of, or filing with, any Governmental Entity is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement, including the issuance of the Purchased Shares, except for any consents, approvals, authorizations or filings: (a) required under the rules and regulations of the NYSE, (b) required under the Exchange Act and the Securities Act, (c) to comply with state securities of “blue-sky” Laws or (d) required to list the Purchased Shares with the NYSE.

Section 2.4 Authorized and Outstanding Stock; Subsidiaries.

(a) The authorized capital stock of the Company consists of 6,000,000,000 shares of Class A Common Stock, 1,000,000 shares of Class B Common Stock and 600,000,000 shares of Preferred Stock.

(b) As of the close of business on December 2, 2022 (the “Capitalization Date”), there were (i) 63,366,779 shares of Class A Common Stock issued and outstanding, 4,258,500 unvested shares of Class A Common Stock that are subject to vesting and forfeiture and 179,084,817 shares of Class A Common Stock reserved for issuance upon the exchange of FOAEC Units in accordance with the Exchange Agreement, pursuant to the Transaction Agreement, the settlement of Restricted Stock Units or the exercise of warrants to purchase shares of Class A Common Stock, (ii) 15 shares of Class B Common Stock issued and outstanding, and (iii) no shares of Preferred Stock issued and outstanding. Except as set forth in the foregoing sentence, there are no outstanding securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of, or other equity or voting interests of any character in, the Company. Since the Capitalization Date through the date hereof, except for shares of Class A Common Stock issued upon the settlement of Restricted Stock Units and shares of Common Stock to be issued pursuant to the Other Stock Purchase Agreement and the Asset Purchase Agreement, no shares of Common Stock have been authorized, issued, redeemed, repurchased or otherwise sold or acquired by the Company.

(c) All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable. The Purchased Shares have been duly authorized and reserved for issuance and, when issued and sold in exchange for receipt of consideration therefor in accordance with the terms hereof, will be duly authorized, validly issued and fully paid and non-assessable. No share of Common Stock has been, and none of the Purchased Shares will be, issued in violation of any preemptive right arising by operation of Laws, under the Certificate of Incorporation, the Bylaws or any contract, or otherwise. None of the Purchased Shares will be, when issued, subject to any restrictions on transfer under applicable Laws or any contract to which the Company is a party, other than, in the case of restrictions on transfer, those under applicable state and federal securities Laws. When issued in accordance with the terms hereof, the Purchased Shares will be free and clear of all liens (other than liens incurred by Purchaser or its Affiliates and restrictions arising under applicable securities Laws).

(d) Other than pursuant to the Asset Purchase Agreement, the Other Stock Purchase Agreement, the Incentive Plan or the LTIP, there are no: (i) subscription, warrant, option, convertible security or other rights, commitments, agreements, arrangements to purchase or acquire any shares of capital stock of the Company authorized or outstanding issued by the Company or pursuant to any other obligation of the Company; (ii) commitments, agreements, arrangements or obligations of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute capital stock of, or other equity or voting interest (or voting debt) in, the Company; (iii) obligations of the Company to purchase, redeem or otherwise acquire any shares of the Company’s capital stock or to pay dividends or make any other distributions in respect thereof; (iv) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests (or voting debt) in, the Company; (v) shares of capital stock outstanding, or other equity or voting interests of any character in, the Company as of the Closing Date other than shares that have become outstanding after the Capitalization Date, which were reserved for issuance as of the Capitalization Date, as set forth in Section 2.4(b) pursuant to the settlement, after the Capitalization Date, of Restricted Stock Units; (vi) agreements, arrangements or commitments between the Company and any Person relating to the acquisition, disposition or voting of the capital stock of, or other equity or voting interest (or voting debt) in, the Company; and (vii) preemptive rights, whether arising by operation of Law, under the Certificate of Incorporation, the Bylaws or any contract, or otherwise, with respect to the issuance of any capital stock of the Company.

(e) Other than those Subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act), the Company’s Subsidiaries consist solely of all the entities listed on Exhibit 21.1 to the Company’s Form 10-K for the year ended December 31, 2021. The Company, directly or indirectly, owns of record and beneficially, free and clear of all liens, all of the issued and outstanding capital stock or equity interests of each of its Subsidiaries, except FOAEC, in which it owns, directly or indirectly, 63,366,779 FOAEC Units as of the Capitalization Date. All of the issued and outstanding capital stock or equity interests of the Company’s Subsidiaries has been duly authorized and validly issued, were not issued in violation of any preemptive right, right of first refusal or similar right, and in the case of corporations, is fully paid and non-assessable. Except as described in the SEC Documents, there are no outstanding rights, options, warrants, preemptive rights, conversion rights, rights of first refusal or similar rights for the purchase or acquisition from any of the Company’s Subsidiaries of any securities of such Subsidiaries nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights, conversion rights or rights of first refusal.

Section 2.5 Private Placement. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Article III, the offer and sale of the Purchased Shares pursuant to this Agreement will be exempt from the registration requirements of the Securities Act. Without limiting the foregoing, neither the Company nor, to the knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Purchased Shares, and neither the Company nor, to the knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Purchased Shares under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Purchased Shares under this Agreement to be integrated with other offerings by the Company.

Section 2.6 Investment Company Act. The Company is not required to register as, and, immediately after giving effect to the sale of the Purchased Shares in accordance with this Agreement and the application of the proceeds as described in this Agreement, will not be required to be registered as, an “investment company,” as that term is defined in the Investment Company Act.

Section 2.7 NYSE. The Class A Common Stock is listed on the NYSE, and no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would result in the Class A Common Stock being delisted from the NYSE. The Company is in compliance in all material respects with the listing and listing maintenance requirements of the NYSE applicable to it for the continued trading of its Class A Common Stock on the NYSE.

Section 2.8 No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act of the Company or any of its Subsidiaries.

Section 2.9 No Rights Agreement; Anti-Takeover Provisions.

(a) Neither the Company nor any of its Subsidiaries is party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) The Company and the Board of Directors have taken all necessary actions to ensure that no restrictions included in any Antitakeover Provision is, or will be, applicable to the Purchaser or its Affiliates, this Agreement or any of the transactions contemplated hereby, including the Purchaser’s acquisition, or the Company’s issuance, of the Purchased Shares in accordance with this Agreement.

Section 2.10 Acquisition Agreement. The Company has provided to the Purchaser a true and correct copy of each of the Acquisition Agreements as in effect on the date of this Agreement, and the Acquisition Agreement has not been amended, modified, or waived in any manner which would or would reasonably be expected to be adverse to the Purchaser without the prior written consent of Purchaser.

Section 2.11 No Additional Representations. Except for the representations and warranties made by the Company in this Article II and in any certificate delivered to the Purchaser in connection with this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Purchaser, or any of its Affiliates or representatives, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (b) any oral or written information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby, or the accuracy or completeness thereof. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Purchaser and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement and in any certificate delivered to the Purchaser as may be required by this Agreement, nor will anything in this Agreement operate to limit any claim by any Purchaser or any of its respective Affiliates for fraud.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date) that:

Section 3.1 Organization and Power. Each Purchaser Entity is duly formed or incorporated, validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation and has all necessary power and authority to own its properties and to carry on its business as presently conducted.

Section 3.2 Authorization, Etc. The Purchaser has all necessary power and authority and has taken all necessary entity action required for the due authorization, execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby. The authorization, execution, delivery and performance by the Purchaser of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, does not and will not: (a) violate or result in the breach of any provision of the organizational documents of the Purchaser; or (b) with such exceptions that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement: (i) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Purchaser or any material contract to which the Purchaser is a party; or (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local Laws. This Agreement has been duly executed and delivered by the Purchaser. Assuming due execution and delivery thereof by the Company, this Agreement will be a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as the enforceability may be limited by applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as the enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.3 Government Approvals. No consent, approval, license or authorization of, or filing with, any Governmental Entity is or will be required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement, except for: (a) those which have already been made or granted; (b) the filing with the SEC under Section 13(d), Section 13(g) or Section 16 of the Exchange Act, if and as applicable and (c) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

Section 3.4 Investment Representations.

(a) The Purchaser is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(b) The Purchaser has been advised by the Company that the Purchased Shares have not been registered under the Securities Act, that the Purchased Shares will be issued on the basis of the statutory exemption provided by Section 4(a)(2) under the Securities Act (including if applicable pursuant to the safe harbor under Regulation D promulgated under the Securities Act), relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities Laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by the Purchaser in this Agreement. The Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.

(c) The Purchaser is purchasing the Purchased Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities Laws.

(d) By reason of its business or financial experience, the Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder.

(e) The Company has provided to the Purchaser documents and information that the Purchaser has requested relating to an investment in the Company. The Purchaser recognizes that investing in the Company involves substantial risks, and has taken full cognizance of and understands all of the risk factors related to the acquisition of the Purchased Shares. The Purchaser has carefully considered and has discussed with the Purchaser’s professional legal, tax and financial advisers the suitability of an investment in the Company, and the Purchaser has determined that the acquisition of the Purchased Shares is a suitable investment for the Purchaser. The Purchaser has not relied on the Company for any tax or legal advice in connection with the purchase of the Purchased Shares. In evaluating the suitability of an investment in the Company, the Purchaser has not relied upon any representations or other information (other than the representations and warranties of the Company set forth in Article II).

Section 3.5 No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act by the Purchaser and for which the Company will be liable.

Section 3.6 Financial Capability. The Purchaser will have access to available funds necessary to pay the Purchase Price on the terms and conditions contemplated by this Agreement.

Section 3.7 No Additional Representations. The Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that, except for the representations and warranties contained in Article II and in any certificate delivered by the Company in connection with this Agreement, neither the Company nor any other Person, makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Purchaser, on behalf of itself and its Affiliates, hereby disclaims reliance upon any such other representations or warranties. In particular, without limiting the foregoing disclaimer, the Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that neither the Company nor any other Person, makes or has made any representation or warranty with respect to, and the Purchaser, on behalf of itself and its Affiliates, hereby disclaims reliance upon (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, its Subsidiaries or their respective business, or (b) without limiting the representations and warranties made by the Company in Article II, any information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby, or the accuracy or completeness thereof. To the fullest extent permitted by applicable Laws, without limiting the representations and warranties contained in Article II, other than in the case of fraud, neither the Company nor any of its Subsidiaries or any other Person shall have any liability to any Purchaser or its Affiliates or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Company or its Subsidiaries or representatives to the Purchaser or its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.1 Restrictive Legends.

(a) Each certificate representing Purchased Shares (unless otherwise permitted by the provisions of Section 4.1(c)) shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities Laws):

“THE OFFER AND SALE OF THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(b) The Purchaser consents to the Company making a notation on its records and giving instructions to any transfer agent of the Purchased Shares in order to implement the restrictions on transfer set forth in Section 4.1(a), subject to Section 4.1(c).

(c) Prior to any proposed Transfer of any Purchased Shares required to bear the legend set forth in Section 4.1(a) under the applicable provisions of the Securities Act (“Restricted Securities”), unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, the Purchaser shall give written notice to the Company of the Purchaser’s intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and shall be accompanied by either (i) an opinion of legal counsel reasonably satisfactory to the Company to the effect that the proposed Transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed Transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Purchaser shall be entitled to Transfer such Restricted Securities in accordance with the terms of the notice delivered by such Purchaser to the Company. Notwithstanding the foregoing, in the event the Purchaser shall give the Company a representation letter containing such representations as the Company shall reasonably request, the Company will not require such legal opinion or such other evidence (A) in a routine sales transaction in compliance with Rule 144 under the Securities Act, (B) in any transaction in which a Purchaser that is a corporation distributes Restricted Securities solely to its majority owned subsidiaries or Affiliates for no consideration or (C) in any transaction in which a Purchaser that is a partnership or limited liability company distributes Restricted Securities solely to its Affiliates (including affiliated fund partnerships), or partners or members of the Purchaser or its Affiliates for no consideration. Each certificate evidencing the Restricted Securities transferred shall bear the restrictive legend set forth in Section 4.1(a), except that such certificate shall not bear such restrictive legend if such legend is not required in order to establish compliance with any provisions of the Securities Act. Upon the request of a Purchaser of a certificate bearing the restrictive legend set forth in Section 4.1(a) and, if necessary, delivery of the appropriate evidence as required by clause (i) or (ii) above, the Company shall promptly remove such restrictive legend from such certificate and from the certificate to be issued to the applicable transferee if such legend is not required in order to establish compliance with any provisions of the Securities Act.

(d) For the avoidance of doubt, (i) the Purchased Shares shall constitute “Registrable Securities” under that certain Registration Rights Agreement, dated as of April 1, 2021 (as amended, supplemented or otherwise modified from time to time, the “Registration Rights Agreement”), by and among the Company and each party from time to time party thereto, (ii) any shelf registration demanded by AAG pursuant to the Other Stock Purchase Agreement shall be a shelf registration filed at the initiative of and by the “Registrant” (as defined in the Registration Rights Agreement) subject to the piggyback registration rights in Section 2.3 of the Registration Rights Agreement, and (iii) any Purchaser Entity who is not a party to the Registration Rights Agreement may become a party thereto by executing a “Joinder Agreement” (as defined in the Registration Rights Agreement) as a “Principal Stockholder.”

(e) The Company shall pay all fees and expenses in connection with satisfying the obligations under this Section 4.1.

Section 4.2 NYSE Listing. To the extent the Company has not done so prior to the execution of this Agreement, the Company shall apply to cause the Purchased Shares to be approved for listing prior to Closing on the NYSE, subject to official notice of issuance and the Purchased Shares shall be approved for listing on the NYSE prior to the Closing, subject to official notice of issuance. The Company shall use its reasonable best efforts to maintain the listing of all of the Purchased Shares upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of the Purchased Shares. The Company shall pay all fees and expenses in connection with satisfying the obligations under this Section 4.2.

Section 4.3 Use of Proceeds The Company shall use the proceeds from the issuance and sale of the Purchased Shares (a) for general corporate purposes and/or (b) to fund or reimburse amounts to be paid by the Company or its Subsidiaries in connection with the Acquisition, including any costs, fees and expenses incurred in connection therewith.

ARTICLE V

CONDITIONS TO THE PARTIES’ OBLIGATIONS

Section 5.1 Conditions of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby to be consummated at the Closing are subject to the satisfaction or written waiver (to the extent any such waiver is permitted by applicable Law) by the Purchaser, on or prior to the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Article II of this Agreement (other than Section 2.1 (Organization and Power), 2.2(a) (Authorization), 2.4(a) and (b) (Authorized and Outstanding Stock), 2.5 (Private Placement), 2.7 (NYSE), 2.8 (No Brokers or Finders) and 2.9 (No Rights Agreement; Anti-Takeover Provisions) of this Agreement) shall be true and correct as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “material adverse effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) each of the representations and warranties of the Company contained in Section 2.1 (Organization and Power), 2.2(a) (Authorization), 2.4(a) and (b) (Authorized and Outstanding Stock), 2.5 (Private Placement), 2.7 (NYSE), 2.8 (No Brokers or Finders) and 2.9 (No Rights Agreement; Anti-Takeover Provisions) of this Agreement shall be true and correct in all material respects on the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time).

(b) Covenants. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) Officer’s Certificate. The Purchaser shall have received a certificate signed on behalf of the Company by a duly authorized officer certifying to the effect that the conditions set forth in Section 5.1(a) and (b) have been satisfied.

(d) No Order. There shall be no injunction, order or decree of any nature of any Governmental Entity in effect that restrains, prohibits or makes illegal the consummation of the transactions contemplated hereby.

(e) Acquisition. The Acquisition shall have been consummated or shall be consummated substantially simultaneously with the Closing in accordance with the Acquisition Agreements in effect as of the date hereof, with no amendments thereto which would or could reasonably be expected to be adverse to the Purchaser other than such amendments to which the Purchaser has consented in writing.

(f) Other Purchase Agreement. The transactions contemplated by the Other Purchase Agreement shall have been consummated or shall be consummated substantially simultaneously with the Closing in accordance with the Other Purchase Agreement in effect as of the date hereof, with no amendments thereto other than those amendments which have been made, mutatis mutandis, to this Agreement.

Section 5.2 Conditions of the Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction or written waiver (to the extent any such waiver is permitted by applicable Law) by the Purchaser, on or prior to the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties of the Purchaser contained in Article III of this Agreement shall be true and correct on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “Material Adverse Effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(b) Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of the Purchaser by a duly authorized officer certifying to the effect that the conditions set forth in Section 5.2(a) and (b) have been satisfied.

(d) No Order. There shall be no injunction, order or decree of any nature of any Governmental Entity in effect that restrains, prohibits or makes illegal the consummation of the transactions contemplated hereby.

(e) Acquisition. The Acquisition shall have been consummated or shall be consummated substantially simultaneously with the Closing in accordance with the Acquisition Agreements.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Non-Survival. Except for the representations and warranties of the Company contained in Sections 2.1 (Organization and Power), 2.2(a) (Authorization), 2.4(a) and (b) (Authorized and Outstanding Stock), 2.5 (Private Placement) and 2.8 (No Brokers and Finders), which shall survive indefinitely, following the Closing, none of the representations and warranties contained in Article II and Article III hereof shall survive; provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representations and warranties in the case of Fraud. No covenants and agreements of the parties contained herein shall survive the Closing except for any covenants that, by their terms, require performance (in whole or in part) after the Closing, in which case such covenants shall survive in accordance with their terms.

Section 6.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts of signature pages to this Agreement may be transmitted by PDF (portable document format) or facsimile and such PDFs or facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 6.3 Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Any dispute relating hereto shall be heard in the Court of Chancery of the State of Delaware, and, if applicable, in any state or federal court located in the State of Delaware in which appeal from the Court of Chancery of the State of Delaware may validly be taken under the laws of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over such dispute, any state or federal court within the State of Delaware) (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties hereto agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the State of Delaware and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum.

(c) Such Persons further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court.

(d) Process in any such proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 6.6 shall be deemed effective service of process on such Person.

(e) Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 6.4 Entire Agreement; No Third Party Beneficiary. This Agreement contains the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.

Section 6.5 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees and excluding any investment banking fees shall be paid by the party incurring such expenses.

Section 6.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by e-mail transmission, with a copy sent on the same day in the manner provided in the foregoing clause (a) or (b), when transmitted and receipt is confirmed; and (d) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to the Company, to:

Finance of America Companies Inc.

5830 Granite Parkway, Suite 400

Plano, Texas 75024

Attention: Graham Fleming

Email: [email address]

with a copy (which shall not constitute notice) to:

Finance of America Companies Inc.

5830 Granite Parkway, Suite 400

Plano, Texas 75024

Attention: General Counsel

Email: [email address]

and

Freshfields Bruckhaus Deringer LLP

601 Lexington Avenue, 31st Floor

New York, New York 10019

Attention: Damien R. Zoubek

Andrea M. Basham

Email: [email address]

[email address]

and

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, New York 10017

Attention: Michael Chao

Email: [email address]

If to a Purchaser, to:

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Attention: Menes Chee

Email: [email address]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Peter Martelli, P.C.

Lauren M. Colasacco, P.C.

Email: [email address]

[email address]

Section 6.7 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Purchaser, with respect to any of its rights, interests and obligations under this Agreement in whole or in part (including, without limitation, solely the right to purchase Purchased Shares at the Closing in accordance with Section 1.2), to one or more Permitted Transferees, and in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned, and such Permitted Transferee(s) shall become the Purchaser hereunder. No other assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 6.8 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 6.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 6.10 Interpretation; Absence of Presumption.

(a) For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or”, “any” or “either” shall not be exclusive. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 6.11 Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 6.12 Specific Performance. The parties hereto agree that irreparable damage would occur and that a party would not have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or were otherwise breached. Accordingly, each party shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity. Under no circumstances will the Company be permitted or entitled to receive both (a) a grant of specific performance resulting in the consummation of the issuance of the Purchased Shares in exchange for receipt in full by the Company of the Purchase Price therefor, and (b) the payment of monetary damages at any time.

Section 6.13 Public Announcement. Subject to each party’s disclosure obligations imposed by applicable Law (including beneficial ownership disclosures under Section 13 or Section 16 of the Exchange Act) or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor any Purchaser will make any such news release or public disclosure (except disclosures required by applicable Law) without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. Notwithstanding the foregoing, this Section 6.13 shall not apply to any press release or other public statement made by the Company or the Purchaser (a) that is consistent with prior disclosure and does not contain any information relating to the transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made to its auditors, attorneys, accountants, financial advisors, limited partners or other Permitted Transferees. Notwithstanding anything to the contrary in this Agreement, in no event shall this Section 6.13 limit disclosure by the Purchaser and their respective Affiliates of ordinary course communications regarding this Agreement and the transactions contemplated by this Agreement to its existing or prospective general and limited partners, equityholders, financing sources, members, managers and investors of any Affiliates of such Person, including disclosing information about the transactions contemplated by this Agreement on their websites in the ordinary course of business consistent with past practice.

Section 6.14 Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto or thereto, including Persons that become parties hereto after the date hereof or that agree in writing to be bound by the terms of this Agreement, (the “Contract Parties”) and then only with respect to the specific obligations of such party and subject to the terms, conditions and limitations set forth herein or therein. No Person other than the Contract Parties, including no member, partner, stockholder, unitholder, Affiliate or Representative thereof, nor any member, partner, stockholder, unitholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their respective negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each of the Contract Parties hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such third Person.

Section 6.15 Further Assurances. From the date hereof until the Closing, without further consideration, the Company and the Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all actions necessary, appropriate or advisable to consummate the transactions contemplated by this Agreement and any and all other agreements or instruments executed and delivered to the Purchaser by the Company hereunder or thereunder, as applicable. In furtherance thereof, so long as (i) this Agreement has not been terminated by its terms and (ii) neither the Acquisition Agreements nor the Other Purchase Agreement have been amended in a manner which would not require the Purchaser to consummate the Transactions contemplated hereby, at any meeting of the Company’s stockholders (including any adjournment or postponement thereof) or any action or approval of the Company’s stockholders requested by written consent, in each case, solely with respect to the transactions contemplated by this Agreement and the Acquisition, the Purchaser shall (a) appear (in person, including virtually, or by proxy) at each such meeting (including every adjournment or postponement thereof) or otherwise cause all of its shares of Class A Common Stock and Class B Common Stock, par value $0.0001 per share, of the Company (together with the Class A Common Stock, the “Common Stock”) to be counted as present thereat for purposes of establishing a quorum and (b) vote or cause to be voted all of its shares of Common Stock that the Purchaser is entitled to vote, in each case, in favor of the transactions contemplated by this Agreement and the Acquisition Agreements to the extent in accordance with the recommendation of the Board of Directors.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by mutual written consent of the Company and the Purchaser;

(b) by either the Company or Purchaser, if (i) any Governmental Entity with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become final and non-appealable, (ii) any of the Acquisition Agreements are terminated for any reason or (iii) by the Purchaser only, if the Other Purchase Agreement is terminated for any reason;

(c) by notice given by the Company to the Purchaser if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Purchaser in this Agreement such that the conditions in Section 5.2(a) or 5.2(b) would not be satisfied and, if capable of being cured, which have not been cured by the Purchaser thirty (30) days after receipt by the Purchaser of written notice from the Company requesting such inaccuracies or breaches to be cured; provided, however, that the Company is not then in breach of any of its obligations hereunder; or

(d) by notice given by the Purchaser to the Company, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in Section 5.1(a) or 5.1(b) would not be satisfied and, if capable of being cured, which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from the Purchaser requesting such inaccuracies or breaches to be cured; provided, however, that the Purchaser is not then in breach of any of its obligations hereunder.

Section 7.2 Certain Effects of Termination. In the event that this Agreement is terminated in accordance with Section 7.1, neither party (nor any of its Affiliates) shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (a) any liability arising from any breach by such party of its obligations pursuant to this Agreement arising prior to such termination, and (b) any actual and intentional fraud or intentional or willful breach of this Agreement; provided that, notwithstanding any other provision set forth in this Agreement, neither the Purchaser, on the one hand, nor the Company, on the other hand, shall have any such liability in excess of the Purchase Price. In the event of any such termination, this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties, in each case, except (i) as set forth in the preceding sentence and (ii) that the provisions of Section 6.2 to 6.4 (Counterparts, Governing Law, Entire Agreement) and Section 6.6 through Section 6.14 (Notices, Successors and Assigns, Headings, Amendments and Waivers, Interpretations; Absence of Presumption, Severability, Specific Performance, Public Announcement, Non-Recourse) shall survive the termination of this Agreement.

(Signature page follows)

The parties have caused this Agreement to be executed as of the date first written above.

COMPANY

FINANCE OF AMERICA COMPANIES INC.

By:	/s/ Graham Fleming
Name: Graham Fleming
Title: President & Interim Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

PURCHASER

BTO URBAN HOLDINGS L.L.C.

By:	/s/ Menes Chee
Name: Menes Chee
Title: Manager

[Signature Page to Stock Purchase Agreement]

BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP NQ—ESC L.P.

By: BTO-NQ Side-by-Side GP L.L.C., its general partner

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

[Signature Page to Stock Purchase Agreement]

BTO URBAN HOLDINGS II L.P.

By: Blackstone Tactical Opportunities Associates L.L.C., its general partner

By: BTOA L.L.C., its sole member

By: /s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

DEFINED TERMS

1. The following capitalized terms have the meanings indicated:

“Acquisition Agreements” means, collectively, the Asset Purchase Agreement, the MSR Purchase Agreement and the Mortgage Loan Purchase Agreement.

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person; provided, however, that (i) the Company and its Subsidiaries, on the one hand, and the Purchaser or any of its Affiliates, on the other hand, shall not be deemed to be Affiliates, (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which the Purchaser or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Purchaser and (iii) Blackstone Inc. and its Affiliates, other than the Purchaser, operating businesses distinct from the Tactical Opportunities business of Blackstone Inc. shall not be deemed to be Affiliates of the Purchaser, the Company or any of the Company’s Subsidiaries.

“Antitakeover Provisions” means the provisions of any rights plan or agreement, poison pill (including any distribution under a rights plan or agreement), or any control share acquisition, business combination, interested stockholder, fair price, moratorium or similar anti-takeover provision under the Certificate of Incorporation, the Bylaws, or applicable law.

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of the date hereof, by and among the Company, FOAEC, FAR and AAG, as may be amended, supplemented or otherwise modified from time to time.

“Board of Directors” means the Company’s board of directors.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Bylaws” means the Amended and Restated Bylaws of the Company, as the same may be further amended or restated.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as the same may be further amended or restated.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of the Company.

“Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means that certain Exchange Agreement, dated as of April 1, 2021, among the Company, FOAEC and the holders of FOAEC Units from time to time, as may be amended, supplemented or otherwise modified from time to time.

“FOAEC” means Finance of America Equity Capital LLC, a Delaware limited liability company.

“FOAEC Units” means Class A Units of FOAEC.

“Fraud” means knowing and intentional fraud with respect to the making of the representations and warranties expressly set forth in this Agreement or any certificate delivered in connection herewith.

“GAAP” means generally accepted accounting principles as in effect in the United States, consistently applied.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission, stock exchange or other governmental official, authority or instrumentality (including any legislature, commission, regulatory administrative authority, governmental agency, bureau, branch or department).

“Incentive Plan” means the Company’s 2021 Omnibus Incentive Plan, as may be amended, supplemented or modified from time to time.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Law” means any order, law, statute, regulation, rule (including interpretive rules), ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by, or any stipulation or requirement of, or binding agreement with, any Governmental Entity, as in effect at the applicable time.

“LTIP” means the Amended and Restated UFC Holdings LLC Management Long-Term Incentive Plan, as may be amended, supplemented or modified from time to time.

“Material Adverse Effect” means any event, change, development, circumstance, condition, state of facts or occurrence that individually or in the aggregate is, or would reasonably be expected to be, materially adverse to (a) the condition (financial or otherwise), assets, properties, or liabilities of the Company and its Subsidiaries (taken as a whole) or results of operations of the Company and its Subsidiaries (taken as a whole), or (b) the ability of the Company to perform its obligations or consummate the transactions contemplated hereby by the Closing Date (or on a timely basis to the extent such obligations require performance after the Closing Date), but shall exclude any prospects and shall also exclude any event, change, development, circumstance, condition, state of facts or occurrence to the extent resulting or arising from: (i) any change or prospective change in any applicable law or GAAP or interpretation thereof; (ii) any change in general economic conditions in the industries or markets in which the

Company and its Subsidiaries operate or affecting the United States of America or any foreign economies in general; (iii) any change made by any Governmental Entity that is generally applicable to the industries or markets in which the Company and its Subsidiaries operate; (iv) the announcement of this Agreement and/or the consummation of the transactions contemplated hereby; (v) any action that is taken or not taken by the Company that is consented to or requested by the Purchaser in writing; (vi) any action expressly required by, or the failure to take any action expressly prohibited by this Agreement; (vii) any national or international political or social conditions, including the engagement by the United States of America or any foreign government in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any foreign government or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America or any foreign government; (viii) any acts of God, including any earthquakes, hurricanes, tornados, floods, tsunamis or other natural disasters, or any other damage to or destruction of assets caused by casualty; (ix) any epidemic, pandemic, disease outbreak (including, for the avoidance of doubt, COVID-19) or other health crisis or public health event; and (x) any failure of the Company and its Subsidiaries to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period; provided, that the underlying causes of such failure shall not be excluded (so long as the underlying causes of such failure are not otherwise excluded by this definition of “Material Adverse Effect”); provided, however, that in the case of each of clauses (i), (ii), (iii), and (vii) of the foregoing, any such event, change, circumstance or occurrence shall not be excluded to the extent that it has or would reasonably be expected to have a disproportionate adverse effect on the condition (financial or otherwise), assets, properties, or liabilities of the Company and its Subsidiaries (taken as a whole), or results of operations of the Company and its Subsidiaries (taken as a whole) relative to other companies operating in the same industry in which the Company and its Subsidiaries operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Mortgage Loan Purchase Agreement” means the Loan Sale Agreement, dated as of the date hereof, by and among the FAR and AAG, as may be amended, supplemented or otherwise modified from time to time.

“MSR Purchase Agreement” means the Services Rights Purchase and Sale Agreement, dated as of the date hereof, by and among the FAR and AAG, as may be amended, supplemented or otherwise modified from time to time.

“NYSE” means the New York Stock Exchange.

“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person, (ii) any successor entity of such Person and (iii) with respect to any Person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, managing member, manager or advisor.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or a government or other agency or political subdivision thereof.

“Preferred Stock” means the Preferred Stock, par value $0.0001 per share, of the Company.

“Representatives” means a Persons’ Affiliates, employees, agents, consultants, accountants, attorneys or financial advisors.

“Restricted Stock Units” has the meaning ascribed thereto in the Incentive Plan.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, registration statements, proxy statements and other documents (including all amendments, exhibits and schedules thereto) filed or furnished by the Company with the SEC prior to the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” and “Taxes” means all federal, state, local and foreign taxes (including, without limitation, income, franchise, property, sales, withholding, payroll and employment taxes), assessments, fees or other charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto.

“Transaction Agreement” means that certain Transaction Agreement, dated as of October 12, 2020, by and among Replay Acquisition Corp., the Company, RPLY Merger Sub LLC, RPLY BLKR Merger Sub LLC, Blackstone Tactical Opportunities Fund (Urban Feeder) - NQ L.P., Blackstone Tactical Opportunities Associates - NQ L.L.C., FOAEC, BTO Urban Holdings L.L.C., Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P., Libman Family Holdings, LLC, The Mortgage Opportunity Group LLC, L and TF, LLC, UFG Management Holdings LLC, and Joe Cayre, as may be amended, supplemented or modified from time to time.

“Transfer” means any direct or indirect (a) sale, transfer, hypothecation, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any lien or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings) or (b) grant of any option, warrant or other right to purchase or the entry into any hedge, swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Class A Common Stock; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include the direct or indirect transfer of any limited partnership interests or other equity interests in the Purchaser (or any direct or indirect parent entity of Purchaser) (provided that if any transferor or transferee ceases to be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”). The term “Transferred” shall have a correlative meaning.

2. The following terms are defined in the Sections of the Agreement indicated:

INDEX OF TERMS

Term	Section
AAG	Recitals
Acquisition	Recitals
Agreement	Preamble
Applicable Matters	6.3(b)
Capitalization Date	2.4(a)
Chosen Court	6.3(b)
Chosen Courts	6.3(b)
Closing	1.2
Closing Date	1.2
Common Stock	2.4(a)
Company	Preamble
Contract	2.2(b)
Contract Parties	6.14
FAR	Recitals
IRS	1.2(c)
Other Stock Purchase Agreement	Recitals
Purchase Price	1.1
Purchased Shares	1.1
Purchaser	Preamble
Purchaser Entity	Preamble
Regulation D	2.5
Restricted Securities	4.1(c)
Securities Act	4.1(a)
Special Committee	Recitals
Transaction Expenses	6.5

SCHEDULE A

LIST OF PURCHASER ENTITIES

BTO URBAN HOLDINGS L.L.C.

BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP—NQ ESC L.P.

BTO URBAN HOLDINGS II L.P.

B-1